Pittston Burlington Group Earns
                              $.68 Per Share in the Fourth Quarter

         Richmond, VA - January 28, 1998 - Pittston Burlington Group reported net income of $13.2 million, or $.68 per share ($.66 diluted), in the fourth quarter ended December 31, 1997, a 25% increase over the $10.6 million, or $.55 per share ($.53 diluted) earned in the fourth quarter of 1996. Consolidated worldwide revenues totaled $448.0 million, an 11% increase over the $403.5 million reported in the prior year's quarter. For the full year 1997, consolidated worldwide revenues increased 13% to $1.7 billion compared to $1.5 billion for the full year 1996. Net income for the full year was $40.2 million, or $2.06 per share ($2.01 diluted), excluding special second quarter consulting expenses of $.40 per share ($.39 diluted). A year ago, net income was $33.8 million, or $1.76 per share ($1.72 diluted).

International

         BAX Global's international revenues rose 10% in the fourth quarter to $282.6 million from $257.5 million in the comparable 1996 period reflecting growth in all major geographic regions. International expedited freight services revenues increased 9% to $214.3 million due to higher volumes. Other international revenues, which consist primarily of customs clearances and ocean services, rose 11% to $68.3 million.

         International operating profits amounted to $11.8 million in the fourth quarter, a 39% increase over the $8.5 million earned in the fourth quarter of 1996. The increase was due in large part to continued improvement in U.S. export operating margins. For the full year 1997, international revenues increased 11% to $1.03 billion from $930.3 million for full year 1996. In 1997, excluding the special second quarter consulting expenses, international operating profits totaled $38.9 million, a 36% increase over the $28.5 million recorded a year earlier. The increase reflects the improvement in U.S. export operating margins and continued expansion of ocean freight services.

         BAX Global and the privately held Distribution Services Limited ("DSL") have mutually agreed not to complete the acquisition of DSL by BAX Global. While the preliminary purchase agreement that was announced December 17, 1997 has been terminated, the companies continue to look for alternative ways to cooperate for mutual benefit.

Intra-U.S.

         In the fourth quarter, BAX Global's intra-U.S. expedited freight services revenues increased 15% to $163.2 million, mainly reflecting higher volumes. Intra- U.S. operating profits were $12.3 million in the fourth quarter, a 16% increase compared to the $10.6 million earned in the same period a year ago. Fourth quarter intra-U.S. expedited freight services average yield (revenue per pound) increased slightly while weight shipped increased 14% over the 1996 fourth quarter. For the full year 1997, intra-U.S. revenues increased 13% to $628.4 million compared to $554.6 million for full year 1996. In full year 1997, excluding the special second quarter consulting expenses, intra-U.S. operating profits were $36.9 million compared to $36.1 million a year earlier.

         During 1997, BAX Global began a Business Process Innovation ("BPI") program comprised of an extensive review of all aspects of the company's operations. Senior management from around the world, working with a major consulting firm, reviewed all areas of the business including sales, operations, finance, logistics and information technology. The result, which was customer-driven, was the development of a master plan for performance improvements which, when fully implemented, is intended to deliver the highest level of customer service in the logistics management and freight transportation industries. The plan details improvements in BAX Global's worldwide business through development of information systems that are intended to enhance productivity, improve the company's competitive position and make it easy for customers to do business with BAX Global.

         BAX Global recently initiated the detailed design phase with an expenditure commitment of approximately $50 million over the next six months largely in the form of capital expenditures. This detailed design phase is planned to be completed in mid-1998. This phase is intended to detail significant earnings enhancements achievable as a result of this process, following which the implementation phase would be authorized. A further incremental investment in technology, business improvements and employee training of up to $150 million, depending on the scope of benefits and enhancements, could be required over the next two to three years. When fully implemented, BAX Global will have a fully integrated global information management system which is expected to help create significant sustainable competitive advantages, substantially enhance customer service and facilitate major improvements in employee productivity, market share and profitability.

Financial - Consolidated

         The Pittston Company (the "Company") reported consolidated revenues of $912.1 million in the fourth quarter ended December 31, 1997 compared to $820.5 million for the comparable period in 1996. Net income was $37.9 million compared to $31.1 million in the prior year's quarter. For the full year 1997, consolidated revenues were $3.4 billion and net income was $110.2 million.
Consolidated revenues for full year 1996 were $3.1 billion and net income was $104.2 million. Consolidated cash flow from operating activities totaled $268.1 million for the full year ended December 31, 1997. Total debt at December 31, 1997 was $243.3 million.

         During 1997 the Company purchased 1,515 shares of its Series C Cumulative Convertible Preferred Stock and 166,000 shares of Pittston Brink's Group Common Stock and 332,300 shares of Pittston Burlington Group Common Stock at a total cost of $.6 million, $4.3 million and $7.4 million, respectively. As of December 31, 1997 the Company had remaining authority to purchase over time 1 million shares of Pittston Minerals Group Common Stock; 1.1 million shares of Pittston Brink's Common Stock; 1.1 million shares of Pittston Burlington Group Common Stock and an additional $24.4 million of its Series C Convertible Preferred Stock. The aggregate purchase price limitation for all common stock was $24.9 million at December 31, 1997.

         This release contains both historical and forward looking information. In particular, statements herein regarding BPI capital investment projections and the benefits from the redesign initiatives are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the control of BAX Global and which may cause actual results, performance or achievements to differ materially from those which are anticipated. Factors that might affect such forward looking statements include, among others, changes in the scope of BPI, delays in the design and implementation of BPI, overall economic and business conditions, the demand for BAX Global's services, pricing and other competitive factors in the industry, new government regulations, and uncertainty about the implementation of systems initiatives.

                                       * * * * * * * * * *

         Pittston Burlington Group Common Stock (NYSE-PZX), Pittston Brink's Group Common Stock (NYSE-PZB) and Pittston Minerals Group Common Stock (NYSE-PZM) represent the three classes of common stock of The Pittston Company, a diversified company with interests in global freight transportation and logistics management services through BAX Global Inc. (Pittston Burlington Group), security services through Brink's, Incorporated and Brink's Home Security, Inc. (Pittston Brink's Group), and in mining and minerals exploration through Pittston Coal Company and Pittston Mineral Ventures (Pittston Minerals Group). Copies of the Pittston Brink's Group and Pittston Minerals Group earnings releases are available upon request.


                                             Pittston Burlington Group
                                            Supplemental Financial Data

                                                  BAX GLOBAL INC.


                                                                  Three Months                     Twelve Months
(In thousands,                                               Ended December 31                 Ended December 31
except per pound/shipment amounts)                          1997          1996              1997            1996
---------------------------------------------------------------------------------------------------------------------------
                                                                (Unaudited)
OPERATING REVENUES
Intra-U.S.:
   Expedited freight services                      $     163,167       142,409           620,839         547,647
   Other                                                   2,207         3,588             7,579           6,906
---------------------------------------------------------------------------------------------------------------------------
Total Intra-U.S.                                         165,374       145,997           628,418         554,553

International:
   Expedited freight services                      $     214,279       196,142           784,730         713,834
   Customs clearances                                     32,749        31,645           124,145         120,438
   Ocean and other                                        35,584        29,749           125,045          96,044
---------------------------------------------------------------------------------------------------------------------------
Total International                                      282,612       257,536         1,033,920         930,316
--------------------------------------------------------------------------------------------------------------------
Total operating revenues                           $     447,986       403,533         1,662,338       1,484,869
-------------------------------------------------------------------------------------------------------------------

OPERATING PROFIT
Intra-U.S.                                         $      12,305        10,623            36,858          36,143
International                                             11,842         8,503            38,906          28,461
Other (a)                                                      -             -           (12,500)              -
-------------------------------------------------------------------------------------------------------------------
Total operating profit                             $      24,147        19,126            63,264          64,604
-------------------------------------------------------------------------------------------------------------------
Expedited freight services
  shipment growth rate                                      7.3%         (3.0%)            12.0%            1.3%

Expedited freight services weight growth rate:
   Intra-U.S.                                              13.6%         (1.6%)             8.7%            3.3%
   International                                           10.7%         (2.6%)             9.0%            2.5%
   Worldwide                                               12.1%         (2.2%)             8.9%            2.9%
-------------------------------------------------------------------------------------------------------------------
Expedited freight services
  weight(millions of pounds)                               415.4         370.8           1,556.6         1,430.0

Expedited freight services
  shipments(thousands)                                     1,357         1,265             5,798           5,179
-------------------------------------------------------------------------------------------------------------------
Expedited freight services average:
   Yield (revenue per pound)                       $        .908          .913              .903            .882
   Revenue per shipment                            $         278           268               242             244
   Weight per shipment (pounds)                              306           293               268             276
-------------------------------------------------------------------------------------------------------------------


(a) Consulting expenses related to the redesign of BAX Global Inc.'s business processes and new information systems architecture.


                                                Pittston Burlington Group
                                                 STATEMENTS OF OPERATIONS



                                                                          Three Months                    Twelve Months
(In thousands, except                                                Ended December 31                Ended December 31
per share amounts)                                                1997            1996             1997            1996
--------------------------------------------------------------------------------------------------------------------------------

                                                                    (Unaudited)
Operating revenues                                       $     447,986         403,533        1,662,338       1,484,869
--------------------------------------------------------------------------------------------------------------------------------
Operating expenses                                             389,639         354,903        1,455,336       1,301,974
Selling, general and administrative
   expenses                                                     36,658          31,618          153,104         127,254
--------------------------------------------------------------------------------------------------------------------------------
Total costs and expenses                                       426,297         386,521        1,608,440       1,429,228
--------------------------------------------------------------------------------------------------------------------------------
Other operating income, net                                        648             564            2,507           1,530
--------------------------------------------------------------------------------------------------------------------------------
Operating profit                                                22,337          17,576           56,405          57,171
Interest income                                                    221             286              820           2,463
Interest expense                                                (1,641)         (1,113)          (5,211)         (4,097)
Other expense, net                                                  (8)            (89)            (679)         (2,028)
--------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                      20,909          16,660           51,335          53,509
Provision for income taxes                                       7,729           6,073           18,987          19,708
--------------------------------------------------------------------------------------------------------------------------------
Net income                                               $      13,180          10,587           32,348          33,801
--------------------------------------------------------------------------------------------------------------------------------
Net income per common share:
   Basic                                                 $         .68             .55             1.66            1.76
   Diluted                                                         .66             .53             1.62            1.72
--------------------------------------------------------------------------------------------------------------------------------
Average common shares outstanding:
   Basic                                                        19,443          19,408           19,448          19,223
   Diluted                                                      20,054          19,828           19,993          19,681
--------------------------------------------------------------------------------------------------------------------------------


                                                   SEGMENT INFORMATION

Operating revenues:
   BAX Global                                            $     447,986         403,533        1,662,338       1,484,869
--------------------------------------------------------------------------------------------------------------------------------
Operating profit:
   BAX Global                                            $      24,147          19,126           63,264          64,604
   General corporate expense                                    (1,810)         (1,550)          (6,859)         (7,433)
--------------------------------------------------------------------------------------------------------------------------------
Operating profit                                         $      22,337          17,576           56,405          57,171
--------------------------------------------------------------------------------------------------------------------------------

See accompanying notes.


                                             Pittston Burlington Group
                                             CONDENSED BALANCE SHEETS


                                                                                  December 31        December 31
(In thousands)                                                                           1997               1996
---------------------------------------------------------------------------------------------------------------------------

Assets

Current assets:
Cash and cash equivalents                                                     $        28,790             17,818
Accounts receivable, net of estimated amounts
   uncollectible                                                                      306,806            262,378
Inventories and other current assets                                                   19,568             22,557
---------------------------------------------------------------------------------------------------------------------------
Total current assets                                                                  355,164            302,753

Property, plant and equipment, at cost, net
   of accumulated depreciation and amortization                                       128,632            113,283
Intangibles, net of accumulated amortization                                          174,791            177,797
Other assets                                                                           42,856             41,565
---------------------------------------------------------------------------------------------------------------------------
Total assets                                                                  $       701,443            635,398
---------------------------------------------------------------------------------------------------------------------------

Liabilities and Shareholder's Equity
Current liabilities                                                           $       312,065            278,601
Long-term debt, less current maturities                                                37,016             28,723
Other liabilities                                                                      28,652             23,085
---------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                     377,733            330,409
Shareholder's equity                                                                  323,710            304,989
---------------------------------------------------------------------------------------------------------------------------
Total liabilities and shareholder's equity                                    $       701,443            635,398
---------------------------------------------------------------------------------------------------------------------------

See accompanying notes.


                                             Pittston Burlington Group
                                             STATEMENTS OF CASH FLOWS



                                                                                 Twelve Months Ended December 31
(In thousands)                                                                              1997            1996
---------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
Net income                                                                         $      32,348          33,801
Adjustments to reconcile net income to net cash
   provided by operating activities:
   Depreciation and amortization                                                          29,905          23,427
   Provision for aircraft heavy maintenance                                               34,057          32,057
   Other, net                                                                              4,730           3,556
   Changes in operating assets and  liabilities,  net of effects of acquisitions and dispositions:
     Increase in receivables                                                             (43,012)        (33,875)
     Decrease in inventories and other current assets                                      2,531             680
     Increase in current liabilities                                                      13,534           5,300
     Other, net                                                                           (2,585)         (1,857)
---------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                                 71,508          63,089
---------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
Additions to property, plant and equipment                                               (31,064)        (61,321)
Proceeds from disposal of property, plant
   and equipment                                                                              75           3,898
Acquisitions and related contingent payments,
   net of cash acquired                                                                   (9,131)         (2,944)
Aircraft heavy maintenance                                                               (29,748)        (23,373)
Other, net                                                                                 4,857           4,757
---------------------------------------------------------------------------------------------------------------------------
Net cash used by investing activities                                                    (65,011)        (78,983)
---------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
Net additions to (reductions of) debt                                                      6,346            (364)
Payments from Minerals Group                                                               7,696          12,179
Share and other equity activity, net                                                      (9,567)         (3,950)
---------------------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                                                  4,475           7,865
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                                      10,972          (8,029)
Cash and cash equivalents at beginning of period                                          17,818          25,847
---------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period                                         $      28,790          17,818
---------------------------------------------------------------------------------------------------------------------------

See accompanying notes.


                                       The Pittston Company and Subsidiaries
                                             Pittston Burlington Group
                                          NOTES TO FINANCIAL INFORMATION


(1)  The Pittston Company (the "Company") has three classes of common stock:
Pittston Brink's Group Common Stock ("Brink's Stock"), Pittston Burlington Group Common Stock ("Burlington Stock") and Pittston Minerals Group Common Stock ("Minerals Stock"), which were designed to provide shareholders with separate securities reflecting the performance of the Pittston Brink's
Group (the "Brink's Group"), Pittston Burlington Group (the "Burlington Group") and Pittston Minerals Group (the "Minerals Group"), respectively, without diminishing the benefits of remaining a single corporation or precluding future transactions affecting any of the Groups.

The financial information for the Burlington Group includes the results of the Company's BAX Global Inc. business. It is prepared using the amounts included in the Company's consolidated financial statements. Accordingly, the Company's consolidated financial statements must be read in connection with the Burlington Group's financial data.

(2) In 1988, the trustees of certain pension and benefit trust funds (the "Trust Funds") established under collective bargaining agreements with the United Mine Workers of America ("UMWA") brought an action (the "Evergreen Case") against the Company and a number of its coal subsidiaries, claiming that the defendants were obligated to contribute to such Trust Funds in accordance with the provisions of the 1988 and subsequent National Bituminous Coal Wage Agreements, to which neither the Company nor any of its subsidiaries were a signatory. In 1993, the Company recognized in its consolidated financial statements the potential liability that might have resulted from an ultimate adverse judgement in the Evergreen Case.

In March 1996, a settlement was reached in the Evergreen Case. Under the terms of the settlement, the coal subsidiaries which had been signatories to earlier National Bituminous Coal Wage Agreements agreed to make various lump sum payments in full satisfaction of all amounts allegedly due to the Trust Funds through January 31, 1996, to be paid over time as follows: approximately $25.8 million upon dismissal of the Evergreen Case and the remainder of $24 million in installments of $7.0 million in 1996 and $8.5 million in each of 1997 and 1998. The first payment was entirely funded through an escrow account previously established by the Company. The second and third payments of $7.0 million and $8.5 million were paid in 1996 and 1997, respectively, and were funded from cash provided by operating activities. In addition, the coal subsidiaries agreed to future participation in the UMWA 1974 Pension Plan.

As a result of the settlement of the Evergreen Case at an amount lower than previously accrued, the Company recorded a pretax gain of $35.7 million ($23.2 million after-tax) in the first quarter of 1996 in its consolidated financial statements.

(3) In 1996, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 121 requires companies to review assets for impairment whenever circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS No. 121 resulted in a pretax charge to earnings in the first quarter of 1996 for the Company and the Minerals Group of $29.9 million ($19.5 million after-tax), of which $26.3 million was included in cost of sales and $3.6 million was included in selling, general and administrative expenses. SFAS No.121 had no impact on the Burlington Group.

(4) Under the share repurchase program authorized by the Board of Directors of the Company (the "Board"), the Company purchased shares in the periods presented as follows:

                                Quarter Ended        Quarter Ended       Year Ended        Year Ended
                                 December 31          December 31        December 31       December 31
                                    1997                 1996               1997              1996
--------------------------------------------------------------------------------------------------------------------------------

Brink's Stock:
    Shares                               -              278,000             166,000          278,000
    Cost (in millions)          $        -                  6.9                 4.3              6.9

Burlington Stock:
    Shares                               -               55,300             332,300           75,600
    Cost (in millions)          $        -                  1.0                 7.4              1.4

Convertible Preferred Stock:
    Shares                               -                    -               1,515           20,920
    Cost (in millions)          $        -                    -                 0.6              7.9
    Excess carrying
     amount (a)                 $        -                    -                 0.1              2.1

(a) The excess of the carrying amount of the Convertible Preferred Stock over the cash paid to holders for repurchases made during the years. This amount is deducted from preferred dividends in the Company's Statement of Operations.

(5) In the fourth quarter of 1997, the Company implemented a new accounting standard, Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share." SFAS No. 128 replaced the calculation of primary and fully diluted net income per share with basic and diluted net income per share. Unlike primary net income per share, basic net income per share excludes any dilutive effects of options, warrants and convertible securities. Diluted net income per share is very similar to the previous fully diluted net income per share. All prior-period net income per share data have been restated to conform with the provisions of SFAS No. 128.

(6) Certain prior period amounts have been reclassified to conform to the current period's financial statement presentation.

(7) Financial information for the Minerals Group, which includes the results of the Pittston Coal Company and Pittston Mineral Ventures operations, and the Brink's Group, which includes the results of the
Company's  Brink's,   Incorporated  and  Brink's  Home  Security,  Inc.
businesses, is available upon request.


                      The Pittston Company and Subsidiaries
                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                 Three Months                         Twelve Months
(In thousands, except                                                       Ended December 31                     Ended December 31
per share amounts)                                                    1997               1996               1997               1996
-----------------------------------------------------------------------------------------------------------------------------------
                                                                             (Unaudited)
Net sales                                                     $    162,933            173,798            630,626           696,513
Operating revenues                                                 749,186            646,709          2,763,772         2,394,682
----------------------------------------------------------------------------------------------------------------------------------
Net sales and operating revenues                                   912,119            820,507          3,394,398         3,091,195
-----------------------------------------------------------------------------------------------------------------------------------
Cost of sales                                                      157,439            174,261            609,025           707,497
Operating expenses                                                 611,113            535,091          2,270,341         1,989,149
Restructuring and other credits,
   including litigation accrual                                     (3,104)            (9,541)            (3,104)          (47,299)
Selling, general and administrative
   expenses                                                         88,432             74,685            344,008           292,718
-----------------------------------------------------------------------------------------------------------------------------------
Total costs and expenses                                           853,880            774,496          3,220,270         2,942,065
-----------------------------------------------------------------------------------------------------------------------------------
Other operating income, net                                          4,651              3,635             14,000            17,377
-----------------------------------------------------------------------------------------------------------------------------------
Operating profit                                                    62,890             49,646            188,128           166,507
Interest income                                                      1,317              1,271              4,394             3,487
Interest expense                                                    (7,851)            (3,541)           (27,119)          (14,074)
Other expense, net                                                  (2,050)            (2,312)            (7,148)           (9,224)
-----------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                          54,306             45,064            158,255           146,696
Provision for income taxes                                          16,449             14,000             48,057            42,542
-----------------------------------------------------------------------------------------------------------------------------------
Net income                                                          37,857             31,064            110,198           104,154
Preferred stock dividends, net                                        (889)              (902)            (3,481)           (1,675)
-----------------------------------------------------------------------------------------------------------------------------------
Net income attributed to common shares                        $     36,968             30,162            106,717           102,479
-----------------------------------------------------------------------------------------------------------------------------------

Pittston Brink's Group:
Net income attributed to common shares                        $     21,205             17,981             73,622            59,695
-----------------------------------------------------------------------------------------------------------------------------------
Net income per common share:
 Basic                                                        $        .55                .47               1.92              1.56
 Diluted                                                               .54                .46               1.90              1.54
-----------------------------------------------------------------------------------------------------------------------------------
Average common shares outstanding:
 Basic                                                              38,362             38,326             38,273            38,200
 Diluted                                                            38,963             38,784             38,791            38,682
-----------------------------------------------------------------------------------------------------------------------------------

Pittston Burlington Group:
Net income attributed to common shares                        $     13,180             10,587             32,348            33,801
-----------------------------------------------------------------------------------------------------------------------------------
Net income per common share:
 Basic                                                        $        .68                .55               1.66              1.76
 Diluted                                                               .66                .53               1.62              1.72
-----------------------------------------------------------------------------------------------------------------------------------
Average common shares outstanding:
 Basic                                                              19,443             19,408             19,448            19,223
 Diluted                                                            20,054             19,828             19,993            19,681
-----------------------------------------------------------------------------------------------------------------------------------

Pittston Minerals Group:
Net income attributed to common shares:                       $      2,583              1,594                747             8,983
-----------------------------------------------------------------------------------------------------------------------------------
Net income per common share:
   Basic                                                      $        .32                .20                .09              1.14
   Diluted                                                             .32                .20                .09              1.08
-----------------------------------------------------------------------------------------------------------------------------------
Average common shares outstanding:
   Basic                                                             8,136              7,970              8,076             7,897
   Diluted                                                           8,136              8,010              8,102             9,884
-----------------------------------------------------------------------------------------------------------------------------------

See accompanying notes.



                                       The Pittston Company and Subsidiaries
                                       CONDENSED CONSOLIDATED BALANCE SHEETS



                                                                                  December 31        December 31
(In thousands)                                                                           1997               1996
------------------------------------------------------------------------------------------------------------------------------------
Assets
Current assets:
Cash and cash equivalents                                                   $          69,878             41,217
Accounts receivable, net of estimated
   amounts uncollectible                                                              531,317            475,859
Inventories and other current assets                                                  125,610            121,338
------------------------------------------------------------------------------------------------------------------------------------
Total current assets                                                                  726,805            638,414

Property, plant and equipment, at cost, net of
   accumulated depreciation, depletion
   and amortization                                                                   647,642            540,851
Intangibles, net of accumulated amortization                                          301,395            317,062
Other assets                                                                          320,102            336,276
------------------------------------------------------------------------------------------------------------------------------------
Total assets                                                                $       1,995,944          1,832,603
------------------------------------------------------------------------------------------------------------------------------------

Liabilities and Shareholders' Equity
Current liabilities                                                         $         643,673            588,691
Long-term debt, less current maturities                                               191,812            158,837
Postretirement benefits other than pensions                                           231,452            226,697
Workers' compensation and other claims                                                106,377            116,893
Other liabilities                                                                     137,012            134,778
------------------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                   1,310,326          1,225,896
Shareholders' equity                                                                  685,618            606,707
------------------------------------------------------------------------------------------------------------------------------------
Total liabilities and shareholders' equity                                  $       1,995,944          1,832,603
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes.


                                       The Pittston Company and Subsidiaries
                                       CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                 Twelve Months Ended December 31
(In thousands)                                                                            1997              1996
------------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
Net income                                                                   $        110,198            104,154
Adjustments to reconcile net income to net cash
   provided by operating activities:
   Noncash charges and other write-offs                                                   830             29,948
   Depreciation, depletion and amortization                                           129,186            114,617
   Provision for aircraft heavy maintenance                                            34,057             32,057
   Provision for deferred income taxes                                                 10,611             19,320
   Other, net                                                                          21,750             14,972
   Changes in operating assets and liabilities
     net of effects of acquisitions and dispositions:
     Increase in receivables                                                          (39,697)           (53,885)
     (Increase) decrease in inventories and
       other current assets                                                            (2,638)             7,402
     Increase in current liabilities                                                   32,562                382
     Other, net                                                                       (28,750)           (72,296)
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Net cash provided by operating activities                                             268,109            196,671
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Cash flows from investing activities:
Additions to property, plant and equipment                                           (173,768)          (180,651)
Proceeds from disposal of property,
   plant and equipment                                                                  4,064             11,309
Aircraft heavy maintenance                                                            (29,748)           (23,373)
Acquisitions and related contingent payments,
   net of cash acquired                                                               (65,494)            (4,168)
Other, net                                                                              7,589              5,272
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Net cash used by investing activities                                                (257,357)          (191,611)
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Cash flows from financing activities:
Net additions to debt                                                                  41,991             14,000
Share and other equity activity, net                                                  (24,082)           (30,666)
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Net cash provided (used) by financing activities                                       17,909            (16,666)
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Net increase (decrease) in cash and cash equivalents                                   28,661            (11,606)
Cash and cash equivalents at beginning of period                                       41,217             52,823
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Cash and cash equivalents at end of period                                   $         69,878             41,217
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

See accompanying notes.